                                                                   Exhibit 12(a)



                            The Seagram Company Ltd.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)

                                                                            Five-Month
                                                Fiscal         Fiscal        Transition
                                              Year Ended     Year Ended     Period Ended          Fiscal Years Ended January 31,
         Description                         June 30, 1998  June 30, 1997   June 30,1996       1996           1995           1994
         -----------                         -------------  -------------   ------------       ----           ----           ----
Income (loss) from continuing
    operations, before tax                       $1,611          $ 726           $ (6)           240            297            347

Add (deduct):
Equity in net earnings of 50%
     owned affiliates                                22             67             35             36              4              6

Dividends from less than 50% owned
     affiliates                                      10             12              9              4            --             --

Fixed charges                                       424            392            181            420            432            374

Interest capitalized, net of amortization            (2)            (2)            (4)            (2)            (1)          --
                                                -------        -------        -------        -------        -------       --------

Earnings available for fixed charges            $ 2,065        $ 1,195        $   215        $   698        $   732        $   727
                                                =======        =======        =======        =======        =======        ========


Fixed charges:

Interest expense                                $   357        $   326        $   151        $   378        $   408        $   351

Proportionate share of 50% owned
     companies fixed charges                         18             16              8              6           --             --

Portion of rent expense deemed to
     represent interest factor                       49             50             22             36             24             23
                                                -------        -------        -------        -------        -------       --------

Fixed charges                                   $   424        $   392        $   181        $   420        $   432        $   374
                                                =======        =======        =======        =======        =======       ========


Ratio of earnings to fixed charges                 4.87           3.05           1.19           1.66           1.69           1.94
                                                =======        =======        =======        =======        =======        =======